Exhibit 3.270

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is Ohio Neighborhood Finance, Inc.

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Second: Its registered office in the State of Delaware is to be located at 615 South DuPont Highway Street, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is Capitol Services Inc.

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $.01 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name J. Curtis Linscott

Mailing Address	1600 W. 7th Street Fort Worth, TX Zip Code 76102

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I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 22nd day of May, A.D. 2008.

BY:	/s/ CURTIS LINSCOTT
Incorporator

NAME:	J. Curtis Linscott
(type or print)